THE GABELLI UTILITIES FUND (the "Fund")
                      EXHIBIT TO ITEM 77I

              TERMS OF NEW OR AMENDED SECURITIES

The Gabelli Utilities Fund has authorized for issuance an additional class of shares of common stock and classified such shares as Class I Shares.


                                          CLASS I SHARES

Front-End Sales Load?                         No.

Contingent Deferred Sales Charge?             No.

Rule 12b-1 Fee                               None

Convertible to Another Class?                 No.

Fund Expense Levels                      Lower annual
                                         expenses than Class
                                         A, Class B or Class
                                         C Shares.

Each share of Class I common stock has preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as other share classes of the Gabelli Funds, except as otherwise stated above.

The Supplemental Declaration of Trust to the Fund's
Agreement and Declaration of Trust reclassifying unissued shares of beneficial interest of the Fund into a sub-series to be known as the The Gabelli Utilities Fund Class I
Shares is attached herewith as Exhibit 77(Q1).